Exhibit 99.1
Iteris Reports Record Full Year 2022 Revenue of $134 Million, Up 14% Year Over Year, and Record Full Year 2022 Bookings of $155 Million, Up 28% Year over Year
Estimates Fiscal Full Year 2023 Total Revenue Range of $147 Million to $155 Million
SANTA ANA, Calif. – June 1, 2022 – Iteris, Inc. (NASDAQ: ITI), the world’s trusted technology ecosystem for smart mobility infrastructure management, today reported financial results for its fiscal fourth quarter and full year ended March 31, 2022. During the fiscal first quarter of 2021, the company completed the sale of its Agriculture and Weather Analytics segment to DTN, LLC. The results of the Agriculture and Weather Analytics segment are reported as discontinued operations for all periods presented in this release.

Fiscal Fourth Quarter 2022 Financial Highlights

•Record revenue of $34.2 million, up 8% year over year
◦Service revenue increased 8% to $17.1 million due to continued adoption of Iteris’ ClearMobility™ Platform
◦Product revenue increased 8% to $17.1 million despite $2.2 million in shipments slipping out of the quarter due to supply chain constraints
•Record bookings of $41.9 million, up 27% year over year
•Record ending backlog of $99.9 million, up 28% year over year
•GAAP net loss from continuing operations of $3.0 million, or $(0.07), a $0.06 per share decrease from the prior year due to global supply chain disruptions and associated costs
•Adjusted EBITDA of $(1.1) million, a $2.8 million decrease year over year due to global supply chain disruptions and associated costs

Fiscal Year 2022 Financial Highlights

•Record revenue of $133.6 million, up 14% year over year
◦Service revenue increased 20% to 64.8 million due to continued adoption of Iteris’ ClearMobility Platform
◦Product revenue increased 9% to $68.7 million despite shipments slipping out of the period due to supply chain constraints
•GAAP net loss from continuing operations of $6.9 million, or $(0.16) per share due to a second quarter noncash project write-off and increased costs related to global supply chain disruptions
•Record bookings of $155.4 million, up 28% year over year
•Adjusted EBITDA of $4.5 million, a $3.0 million decrease year over year due to global supply chain disruptions and associated increased costs

Fiscal Year 2023 Outlook

• Total revenue of $147 million to $155 million, which represents organic growth of 13% year over year at the mid-point of the guidance range
• Adjusted EBITDA of 5% to 6% of full fiscal year 2023 revenue, which assumes gradual improvements related to global supply chain disruptions

Management Commentary:

“We continued to experience strong customer demand for Iteris’ ClearMobility™ Platform, with fourth quarter and full year bookings growing 27% and 28%, respectively, year over year,” said Joe Bergera, president and CEO of Iteris. “In turn, our ending backlog, which we define as the total current value of firm fixed orders, grew 28% year over year to reach a record $99.9 million, positioning Iteris for accelerated organic revenue growth in fiscal 2023.”

“Despite global supply chain disruptions, we are pleased to report record fourth quarter and fiscal year revenue rose 8% and 14%, respectively, year over year. We are committed to delivering both revenue and profit growth even in challenging economic cycles. Therefore, in our fiscal 2023 first quarter, we will consolidate our cloud solutions and advanced sensors teams to enhance our platform roadmap and create internal operating efficiencies. This will result in a pre-tax restructuring charge of $0.7 million in our fiscal 2023 first quarter and generate annualized cost savings of approximately $1.2 million. We are also executing a comprehensive multi-point plan, which includes redesigning certain circuit boards and increasing buffer stock for our Vantage sensors, to mitigate Iteris’ supply chain exposure. We expect these initiatives to progressively minimize the impact of supply chain disruption throughout the new fiscal year.”

“Looking ahead, we believe Iteris is well positioned to capitalize on significant opportunities in our end-markets, including the oncoming tailwinds from the Infrastructure Investment and Jobs Act. As a result, our Board of Directors believes the Company’s stock is trading in a range that is disassociated from customer demand and our strategic opportunity. Therefore, they have authorized a new stock repurchase program whereby $10.0 million in common stock may be repurchased from time to time in the open market.”

GAAP Fiscal Fourth Quarter 2022 Financial Results

Revenue in the fourth quarter of fiscal 2022 increased 8% to $34.2 million, compared with $31.7 million in the same quarter a year ago. This revenue increase was primarily driven by sustained strong customer adoption of Iteris’ ClearMobility Platform.

Operating expenses in the fourth quarter increased 5% to $14.1 million, compared with $13.4 million in the same quarter a year ago. This increase was primarily due to expenses related to continued investment in research and development, and sales and marketing, while keeping general and administrative costs flat year over year.

Operating loss from continuing operations in the fourth quarter was approximately $3.0 million. The loss was primarily attributable to the continued supply chain constraints and increasing costs in raw materials. This compares with an operating loss from continuing operations of approximately $0.4 million in the same quarter a year ago. Net loss from continuing operations in the fourth quarter was approximately $3.0 million, or $(0.07) per share, compared with a net loss of approximately $0.4 million, or $(0.01) per share, in the same quarter a year ago.

GAAP Fiscal Year 2022 Financial Results

Revenue in fiscal 2022 increased 14% to $133.6 million, compared with $117.1 million in fiscal 2021. This revenue increase was driven primarily by the addition of revenues from TrafficCast and continued adoption of Iteris’ ClearMobility Platform.

Operating expenses in fiscal 2022 increased 17% to $54.1 million, compared with $46.4 million in fiscal 2021. This increase was primarily due to increased expenses related to research and development expenses, and sales and marketing.

Operating loss from continuing operations in fiscal 2022 was approximately $6.7 million, compared to operating income from continuing operations of approximately $0.4 million in the previous year period. This reduction was primarily attributable to the continued supply chain constraints, increasing raw materials costs, and a one-time, non-recurring charge of $3.4 million on a software development contract. Net loss from continuing operations in fiscal 2022 was approximately $6.9 million, or $(0.16) per share, compared with a net income of approximately $0.5 million, or $0.01 per share, in the previous year period.

Non-GAAP Fiscal Fourth Quarter and Fiscal Year 2022 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measure: Adjusted income (loss) from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, project loss reserves, acquisition costs, executive severance and transition costs, and fair value adjustment related to TrafficCast's opening balance inventory (“Adjusted EBITDA”). A discussion of the company’s use of this non-GAAP financial measure is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation.”

Adjusted EBITDA in the fourth quarter of fiscal 2022 was approximately $(1.1) million, or (3.1)% of total revenues, compared with approximately $1.8 million, or 5.5% of total revenues, in the same quarter a year ago.

Adjusted EBITDA in fiscal 2022 was approximately $4.5 million, or 3.3% of total revenues, compared with approximately $7.5 million, or 6.4% of total revenues in fiscal 2021. These reductions were primarily attributable to continued supply chain constraints and increasing raw materials costs.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal fourth quarter and full year 2022 results.

Date: Wednesday, June 1, 2022
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 877-317-6789
International dial-in number: +1 412-317-6789

If joining by phone, please call the conference telephone number 5-10 minutes prior to the start time and ask to join the Iteris earnings call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MKR Investor Relations at 1-213-277-5550.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the conference call will be available approximately two hours following the end of the call and will remain available for one week. To access the replay dial +1-877-344-7529 (US Toll Free), +1 855-669-9658 (Canada Toll Free), or +1 412-317-0088 (International) and enter replay passcode 9295290.

About Iteris, Inc.

Iteris is the world’s trusted technology ecosystem for smart mobility infrastructure management. Delivered through Iteris’ ClearMobility Platform, our cloud-enabled end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world, and help bridge legacy technology silos to unlock the future of transportation. That’s why more than 10,000 public agencies and private-sector enterprises focused on mobility rely on Iteris every day. Visit www.iteris.com for more information, and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "feel(s)," "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s recent acquisition, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays, including in light of the COVID-19 pandemic; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to replace large contracts once they have been completed; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to achieve anticipated benefits from our sale of our Agriculture and Weather Analytics segment; our ability to successfully complete and integrate acquired assets and companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; risks related to our ability to recruit and/or retain key talent; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; adverse effects of the COVID-19 pandemic on our vendors and our employees; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as the COVID-19 pandemic, import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (www.sec.gov).

Iteris Contact
Douglas Groves
Senior Vice President and Chief Financial Officer
Tel: (949) 270-9643
Email: dgroves@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (213) 277-5550
Email: iti@mkr-group.com

ITERIS, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in thousands)

	March 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$23,689	$25,205
Restricted cash	120	263
Short-term investments	—	3,100
Trade accounts receivable, net of allowance for doubtful accounts of $903 and $1,019 at March 31, 2022 and 2021, respectively	25,628	19,020
Unbilled accounts receivable	10,870	11,541
Inventories	7,980	5,066
Prepaid expenses and other current assets	4,076	5,445
Total current assets	72,363	69,640
Property and equipment, net	1,392	1,923
Right-of-use assets	11,382	11,353
Intangible assets, net	11,780	14,297
Goodwill	28,340	28,340
Other assets	1,120	1,238
Noncurrent assets of discontinued operations	6	78
Total assets	$126,383	$126,869
Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$11,926	$8,935
Accrued payroll and related expenses	11,409	11,734
Accrued liabilities	5,623	4,921
Deferred revenue	6,566	7,349
Current liabilities of discontinued operations	163	94
Total current liabilities	35,687	33,033
Long-term liabilities	13,661	14,596
Noncurrent liabilities of discontinued operations	172	261
Total liabilities	49,520	47,890
Stockholders’ equity	76,863	78,979
Total liabilities and stockholders' equity	$126,383	$126,869

ITERIS, INC.
UNAUDITED CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2022	2021	2022	2021

Product revenues	$17,097	$15,894	$68,729	$62,933
Service revenues	17,139	15,818	64,843	54,205
Total revenues	34,236	31,712	133,572	117,138
Cost of product revenues	11,572	9,107	40,501	34,933
Cost of service revenues	11,588	9,625	45,678	35,349
Cost of revenues	23,160	18,732	86,179	70,282
Gross profit	11,076	12,980	47,393	46,856
Operating expenses:
General and administrative	6,698	6,690	25,131	24,207
Sales and Marketing	4,810	4,357	18,929	14,957
Research and development	1,909	1,647	7,354	5,130
Amortization of intangible assets	669	668	2,673	1,504
Restructuring charges	—	—	—	619
Total operating expenses	14,086	13,362	54,087	46,417
Operating income (loss)	(3,010)	(382)	(6,694)	439
Non-operating income (expense):
Other income (expense)	(33)	52	(18)	54
Interest income (expense)	(22)	5	(14)	113
Income (loss) from continuing operations before income taxes	(3,065)	(325)	(6,726)	606
Benefit (provision) for income taxes	27	(60)	(174)	(115)
Net income (loss) from continuing operations	(3,038)	(385)	(6,900)	491
Loss from discontinued operations before gain on sale, net of tax	(76)	(8)	(180)	(1,654)
Gain on sale of discontinued operations, net of tax	—	(22)	—	11,297
Net income (loss) from discontinued operations, net of tax	(76)	(30)	(180)	9,643
Net income (loss)	$(3,114)	$(415)	$(7,080)	$10,134

Income (loss) per share - basic:
Income (loss) per share from continuing operations	$(0.07)	$(0.01)	$(0.16)	$0.01
Income per share from discontinued operations	$0.00	$0.00	$0.00	$0.23
Net income (loss) per share	$(0.07)	$(0.01)	$(0.16)	$0.24

Income (loss) per share - diluted:
Income (loss) per share from continuing operations	$(0.07)	$(0.01)	$(0.16)	$0.01
Income per share from discontinued operations	$0.00	$0.00	$0.00	$0.23
Net income (loss) per share	$(0.07)	$(0.01)	$(0.16)	$0.24

Shares used in basic per share calculations	42,398	41,637	42,222	41,176
Shares used in diluted per share calculations	42,398	41,637	42,222	41,599

ITERIS, INC.
Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the company has included the following non-GAAP financial measure in this release: Adjusted income (loss) from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, project loss reserves, acquisition costs, executive severance and transition costs, and fair value adjustment related to TrafficCast's opening balance inventory (“Adjusted EBITDA”).
When viewed with our financial results prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and accompanying reconciliations, we believe Adjusted EBITDA provides additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define these measures, explain how they are calculated and provide reconciliations of these measures to the most comparable GAAP measure in the table below. Adjusted EBITDA and the related financial ratios, as presented in this Annual Report on Form 10-K (“Form 10-K”), are supplemental measures of our performance that are not required by or presented in accordance with GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by operating activities as measures of our liquidity. The presentation of these measures should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.
We use Adjusted EBITDA non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We present Adjusted EBITDA and the related financial ratios, as applicable, because we believe that measures such as these provide useful information with respect to our ability to meet our operating commitments.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•They do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•They do not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and
•Other companies in our industry may calculate Adjusted EBITDA differently than we do, whereby limiting its usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA and the related financial ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. See our audited consolidated financial statements contained in our Form 10-K. However, in spite of the above limitations, we believe that Adjusted EBITDA is useful to an investor in evaluating our results of operations because these measures:

•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
•Help investors to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and
•Are used by our management team for various other purposes in presentations to our Board of Directors as a basis for strategic planning and forecasting.
The following financial items have been added back to or subtracted from our net income (loss) when calculating Adjusted EBITDA:

•Interest expense. Iteris excludes interest expense because it does not believe this item is reflective of ongoing business and operating results. This amount may be useful to investors for determining current cash flow.
•Income tax. This amount may be useful to investors because it represents the taxes which may be payable for the period and the change in deferred taxes during the period, and may reduce cash flow available for use in our business.

•Depreciation expense. Iteris excludes depreciation expense primarily because it is a non-cash expense. These amounts may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations.
•Amortization. Iteris incurs amortization of intangible assets in connection with acquisitions. Iteris also incurs amortization related to capitalized software development costs. Iteris excludes these items because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to investors because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights.
•Stock-based compensation. These expenses consist primarily of expenses from employee and director equity based compensation plans Iteris excludes stock-based compensation primarily because they are non-cash expenses and Iteris believes that it is useful to investors to understand the impact of stock-based compensation to its results of operations and current cash flow.
•Restructuring charges. These expenses consist primarily of employee separation expenses, facility termination costs, and other expenses associated with Company restructuring activities. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Project loss reserves. These expenses consist primarily of expenses incurred to complete a software development contract that will not be recoverable and are largely related to previously incurred and capitalized costs for non-recurring engineering activity. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Acquisition costs. In connection with its business combinations, Iteris incurs professional service fees, changes to the fair value of contingent consideration, and other direct expenses. Iteris excludes such items as they are related to acquisitions and have no direct correlation to the operation of Iteris’ business. These amounts may be useful to our investors in evaluating our core operating performance.
•Executive severance and transition costs. Iteris excludes executive severance and transition costs because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Fair value adjustment related to acquired opening balance inventories. Iteris excludes fair value adjustment related to the opening inventory balance acquired as part of its business combination because it does not believe that these costs are reflective of operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.

Reconciliations of net income (loss) from continuing operations to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues were as follows:

	Three Months Ended December 31,		Twelve Months Ended March 31,
	2022	2021	2022	2021
	(In Thousands)		(In Thousands)
Net income (loss) from continuing operations	$(3,038)	$(385)	$(6,900)	$491

Income tax expense	(27)	60	174	115
Depreciation expense	191	183	820	734
Amortization expense	812	800	3,240	2,036
Stock-based compensation	1,005	831	3,401	2,902
Other adjustments:
Restructuring charges	—	—	—	619
Project loss reserve	—	—	3,394	—
Acquisition costs	—	132	—	417
Executive severance and transition costs	—	—	340	—
Fair value adjustment - opening balance inventories	—	136	—	136
Total adjustments	1,981	2,142	11,369	6,959
Adjusted EBITDA	$(1,057)	$1,757	$4,469	$7,450
Percentage of total revenues	(3.1)%	5.5%	3.3%	6.4%